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                                                              Rule 424(b)(3)
                                                              Reg. No. 333-46055

                                VECTOR GROUP LTD.

                         SUPPLEMENT DATED JUNE 28, 2001
                       TO PROSPECTUS DATED APRIL 12, 2000


         The prospectus of Vector Group Ltd. ("Vector"), dated April 12, 2000, relating to Vector's common stock, $.10 par value per share, is hereby supplemented as follows:

                              SELLING STOCKHOLDERS

         The following table sets forth, as of June 28, 2001, certain information with respect to the ownership of Vector's common stock by Bennett S. LeBow and his affiliates (the "Selling Stockholders"), and supersedes the table set forth on page 10 of the prospectus relating to the Selling Stockholders.


                                             SHARES                                                      NO OF
                                               OF                                                       SHARES
                                             COMMON                                 SHARES                OF
                                             STOCK                                    OF                COMMON
                                             OWNED                                  COMMON               STOCK
                                             PRIOR             PERCENT               STOCK               OWNED           PERCENT
                                               TO                OF                  BEING               AFTER              OF
SELLING STOCKHOLDER                         OFFERING           CLASS (1)            OFFERED           OFFERING (2)       CLASS (1)
-------------------                         --------           -----                -------           --------           -----
Bennett and Geraldine LeBow
         Foundation Inc.                    494,347              1.7                494,347                   --
LeBow, Bennett S.                        11,292,914 (3)         35.9              9,225,727            2,067,187          6.6


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(1)   Beneficial ownership determined in accordance with Rule 13(d)-3(d)(1) of the Securities Exchange Act of 1934, as amended.

(2) The number of shares of common stock beneficially owned after the offering assumes (i) the sale of all shares covered by this prospectus and (ii) no other purchases or sales of shares by the Selling Stockholders.

(3)   Includes 2,067,187 shares issuable upon exercise of options.

         The shares shown in the table above as owned by Mr. LeBow include 1,287,727 shares held by LeBow Limited Partnership, a Delaware limited partnership, and 7,938,000 shares held by LeBow Gamma Limited Partnership, a Nevada limited partnership. Mr. LeBow may sell certain of the shares for his own account. Of the shares held by LeBow Limited Partnership, 917,059 shares are pledged to US Clearing Corp. to secure a margin loan to Mr. LeBow and may be sold by such pledgee. LeBow Holdings, Inc., a Nevada corporation, is the general partner of LeBow Limited Partnership and is the sole stockholder of LeBow Gamma Inc., a Nevada corporation, which is the general partner of LeBow Gamma Limited Partnership. Mr. LeBow is a director, officer and sole shareholder of LeBow Holdings Inc. and a director and officer of LeBow Gamma Inc.

         In addition, pursuant to stock option grants in July 1998, November 1999 and January 2001, Mr. LeBow holds options to purchase 3,453,125 shares of Vector's common stock and LeBow Epsilon

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1999 Limited Partnership, a Delaware limited partnership, as assignee of Mr.
LeBow, holds options to purchase 1,378,125 shares. LeBow Epsilon 1999 LLC, a Delaware limited liability company, is the general partner of LeBow Epsilon 1999 Limited Partnership. Mr. LeBow is the sole member and manager of LeBow Epsilon 1999 LLC. Except for the shares issuable upon exercise of such options, Mr. LeBow will own no shares of Vector's common stock after completion of the offering.

         The Bennett and Geraldine LeBow Foundation, Inc. is a Florida not-for-profit corporation, of which Mr. LeBow and family members serve as directors and executive officers.

         Mr. LeBow is Chairman of the Board and Chief Executive Officer of Vector, BGLS and New Valley, and beneficially owns approximately 37.5% of Vector's common stock.

         Bennett S. LeBow has agreed with Jefferies & Company Inc. ("Jefferies") that Jefferies will have the option, in its sole discretion, to borrow up to 3,000,000 shares of Vector's common stock from Bennett S. LeBow or an entity affiliated with Bennett S. LeBow for a period of up to three years.

                              PLAN OF DISTRIBUTION

         Under the plan of distribution set forth in the prospectus, any distribution of the shares by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, may be effected from time to time directly or through brokers or agents by any legally available means. In connection with the distributions set forth in the "Plan of Distribution" section of the prospectus, the Selling Stockholders may:

         o enter into hedging transactions with broker-dealers, and the broker-dealers may in turn engage in short sales of the shares as part of establishing and maintaining the hedge positions they entered into with the selling stockholders;

         o engage in short sales of shares and deliver shares to cover such short positions;

         o enter into option or loan transactions that require the selling stockholder to deliver shares to a broker-dealer which may then resell or otherwise transfer the shares pursuant to this prospectus to cover the broker-dealer's own short sales of the shares or to cover short sales of the shares by customers of the broker-dealer; or

         o pledge shares to a broker-dealer and upon the default by the selling stockholder on the pledge the broker-dealer may sell the pledged shares pursuant to this prospectus.

Any broker-dealer engaging in the transactions described above may be considered an "underwriter", as that term is defined by the Securities Act. Bennett S. LeBow and his affiliates may engage Jefferies or its affiliates in connection with these transactions.


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